Exhibit 10.42 to 2010 10-K

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

UNDER THE PROVISIONS OF

THE CONVERGYS CORPORATION

2008 LONG TERM INCENTIVE PLAN, AS AMENDED

Pursuant to the provisions of the Convergys Corporation 2008 Long Term Incentive Plan, as amended (the “Plan”), the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation (the “Compensation Committee”) has granted you a performance-based restricted stock unit award, on and subject to the terms of the Plan and your agreement to the following terms, conditions and restrictions.

1. Delivery of Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, Convergys Corporation (the “Company”) shall deliver to you the number of common shares, without par value, of Convergys Corporation (the “Shares”) equal to the product determined by multiplying (a) the number of Shares indicated on your Notice of Performance-Based Restricted Stock Unit Award form (“Notice of Award”) by (b) the percentage determined in accordance with the provisions of Section 2 below and Attachment A, which delivery of Shares shall occur 30 days following February 4, 2013 (the “Vest Date”). The Compensation Committee shall determine the extent to which the performance criteria has been satisfied.

2. Performance Criteria. You are eligible to earn a percentage of the number of Shares indicated on your Notice of Award, which percentage shall be determined based on (a) the Company’s earnings before interest, tax, depreciation and amortization (“EBITDA”) over the twenty-four month period beginning on January 1, 2011 and ending on December 31, 2012 (the “Performance Period”) and (b) the schedule attached hereto as Attachment A.

3.	Forfeiture of Award.

a. Your right to receive Shares that are the subject of this award that have not yet been delivered, shall be forfeited automatically and without further notice if you cease to be an employee of the Company and its affiliates prior to the Vest Date for any reason other than death, disability, retirement or involuntary termination without cause. For purposes of this Agreement:

(i)”disability” has the same meaning as in the Company’s long-term disability plan;

(ii)”retirement” means termination of employment after (I) attaining age 55 and completing at least ten years of service with the Company or any of its subsidiaries or (II) completing thirty years of service with the Company or any of its subsidiaries; and

(iii) “cause” means a determination by the Company that you have been involved in fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, or have violated the Code of Business Conduct, recklessly or willfully injured an employee, company property, business, or reputation, or have acted recklessly in the performance of your duties.

b. If the Company determines that you engaged in any Detrimental Activity during your employment with Convergys Corporation or during the two-year period following the termination of such employment for any reason, (i) to the extent the Shares subject to this award have not yet been delivered, your right to receive such Shares shall be forfeited and (ii) to the extent that Shares have been delivered to you pursuant to this award, the Company, in its sole discretion, may require you to pay back to it an amount equal to the income recognized for federal income tax purposes, as reflected on form W-2, by reason of the issuance of such Shares to you, provided that such Shares were delivered within the six-month period immediately preceding the termination of your employment or following your termination. For purposes of this Section 3b, “Detrimental Activity” shall include: (1) disclosing proprietary, confidential or trade secret information; (2) becoming involved in any business activity in competition with Convergys Corporation in the geographical area where Convergys Corporation is engaged in such business activity; (3) interfering with Convergys Corporation’s relationships with any person or entity or attempting to divert or change any such relationship to the detriment of Convergys Corporation or the benefit of any other person or entity; (4) failing to disclose and assign to Convergys Corporation any ideas, inventions, discoveries and other developments conceived by you during your employment, whether or not during working hours, which are within the scope of or related to Convergys Corporation’s existing or planned business activities; (5) disparaging or acting in any manner which may damage the business of Convergys Corporation or which would adversely affect the goodwill, reputation or business relationships of Convergys Corporation; (6) inducing any employee of Convergys Corporation to terminate his or her employment relationship with Convergys Corporation; (7) taking or retaining without authorization any property of Convergys Corporation; or, (8) intentionally or fraudulently providing any inaccurate information causing any financial reports of Convergys Corporation to have to be restated or reported. Convergys Corporation shall be entitled to set-off against any payment called for under this paragraph any amount otherwise owed to you by the Company, provided that such set-off may only be made at the time the amount otherwise owed to you would normally be paid to you. Nothing in this Section is intended to supersede or otherwise affect any Non-Disclosure and Non-Competition agreement or other employment-related agreement between you and Convergys Corporation. References to Convergys Corporation in this paragraph shall include all direct and indirect subsidiaries of Convergys Corporation.

4. Death, Disability, Retirement and Involuntary Termination Without Cause. If you cease to be an employee of the Company and its affiliates after this award was granted to you due to (I) death, (II) disability, (III) retirement, or (IV) involuntary termination without cause (except as may be otherwise provided under the terms of an employment agreement), then the number of Shares that are covered by this award shall be automatically reduced to a number of Shares (the “Adjusted Shares”) that bears the same ratio to the total number of Shares covered by the award as the number of months from the first day of the Performance Period through the last day of the month prior to the month in which you terminate employment bears to 24. The remaining Shares shall be forfeited automatically and without further notice as of the date of your termination. You will be entitled to receive the number of Adjusted Shares earned, if any, based on the schedule attached as Attachment A and the Company’s level of satisfaction of the

2011 Award Convergys Corporation - Confidential and Proprietary

performance criteria described in Section 2 over the period beginning January 1, 2011 and ending on the last day of the month prior to the month in which you terminate employment, compared to the EBITDA Target pro-rated for that same period of time. Shares earned, if any, pursuant to the provisions of this section 4 will be delivered 30 days following the date your employment terminates, provided that for any specified employee, payment shall be made six months following termination in accordance with Section 9 below.

5. Rights as a Shareholder. You shall not have any rights as a shareholder of the Company with respect to any Shares that may be deliverable hereunder unless and until such Shares have been delivered to you.

6. Transferability. Your right to receive the Shares shall not be transferable nor assignable by you other than by will or by the laws of descent and distribution.

7. Tax Withholding. In connection with the delivery of Shares to you, the Company will withhold or cause to be withheld from your salary payments or other sources such amounts of tax at such times as may be required by law to be withheld with respect to the Shares, provided that if your salary or such other sources are not sufficient for such purpose, you shall remit to the Company, on request, the amount required for such withholding taxes. In the alternative, you may elect, in accordance with applicable rules and procedures, to surrender your right to receive the number of Shares necessary to cover the required tax withholding obligation. In the event you have not made an election five days prior to the scheduled delivery date, you shall be considered to have elected that the Company withhold the number of Shares necessary to cover the required tax withholding obligation.

8. No Employment Contract. Nothing contained in this Agreement shall confer upon you any right with respect to continuance of employment by the Company or any subsidiary, nor limit or affect in any manner the right of the Company or any subsidiary to terminate your employment or adjust your compensation.

9. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Shares shall not be delivered if the delivery thereof would result in a violation of any such law. This award is intended to be exempt from the provisions of Section 409A of the Code as a short term deferral or to be compliant with Section 409A. This award shall be construed, administered, and governed in a manner that effects such intent, provided that the Company does not represent or guarantee that any particular federal or state income, estate, payroll, or other tax consequences will occur because of this award and the compensation provided hereunder. Any delivery of Stock to a “specified employee” within the meaning of Treas. Reg. 1.409A-1(i) (or any successor thereto) on account of termination of employment shall be made six months after the date of termination, and for purposes of this Plan generally, termination of employment shall not be considered to occur until there is a termination of employment within the meaning of Treasury Regulation Section 1 .409(h)(1)(ii), where the Employee’s services permanently decrease to less than 50% of the average level of services performed over the preceding 36 month period.

10. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Agreement without your consent. Notwithstanding the forgoing, to the extent necessary to preserve the Company’s federal tax deduction that would otherwise be denied due to Section

162(m) of the Internal Revenue Code (applicable only to certain top senior executives), the Company may elect (without your consent) to delay delivery of your award shares until 30 days following your termination of employment. If the Company so elects to delay payment, all other deferred compensation payments for the year that would be nondeductible under 162(m) will also be delayed to avoid negative tax consequences to you.

11. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

12. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this award.

13. Successors and Assigns. Without limiting Section 6 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

14. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

2011 Award Convergys Corporation - Confidential and Proprietary

ATTACHMENT A

TO

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

EBITDA Target: $520,000,000 at the end of the Performance Period

EBITDA Performance Range	EBITDA Target in Dollars		EBITDA Levels as Percentage of Target	Percentage of Award Shares Earned:
Less Than Threshold	under $	495,000,000	under 95%	0
Threshold		$495,000,000	95%	50
Target		$520,000,000	100%	100
Maximum		$586,000,000	113%	200

If the performance is at least the Threshold level, and is between the percentiles listed above, the number of shares earned will be interpolated based on actual performance.

EBITDA is Convergys Corporation’s earnings before interest, tax, depreciation and amortization, as determined in the sole discretion of Convergys.

2011 Award Convergys Corporation - Confidential and Proprietary